Exhibit 99.1

Contact:	Marc Grossman	Atish Shah
	Sr. VP – Corporate Affairs	VP – Investor Relations
	Hilton Hotels Corporation	Hilton Hotels Corporation
	(310) 205-4030 phone	(310) 205-8664 phone
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS STRONG THIRD QUARTER 2005 RESULTS

Beverly Hills, Calif., October 27, 2005 – Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the third quarter and nine months ended September 30, 2005.  Third quarter highlights:

•                                          Diluted EPS of $.22 versus $.15 in 2004 period, an increase of 47 percent.

•                                          46 percent increase in net income; $89 million versus $61 million in 2004 period.

•                                          Total company Adjusted EBITDA up 9 percent to $279 million.

•                                          Comparable owned hotel RevPAR up 13.3 percent; strength in virtually all key markets led by New York and Hawaii; comparable owned hotel margins increase 220 basis points from Q3 2004 (New Orleans excluded from comparable numbers.)

•                                          Record fees of $119 million from RevPAR gains, new units; 17 percent increase from Q3 2004.

•                                          Timeshare profitability up 21 percent.

Hilton reported third quarter 2005 net income of $89 million compared with $61 million in the 2004 quarter.  Diluted net income per share was $.22 in the 2005 third quarter, versus $.15 in the 2004 period.

- more -

The company reported third quarter 2005 total operating income of $203 million (a 19 percent increase from $171 million in the 2004 period,) on total revenue of $1.102 billion (a 7 percent increase from $1.033 billion in the 2004 quarter.)  Total company earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) were $279 million, an increase of 9 percent from $257 million in the 2004 quarter.

Owned Hotel Results

Strong increases in both room nights and rate across the business transient, group and leisure segments, resulted in many of the company’s owned hotels showing double-digit revenue-per-available-room (RevPAR) gains in the quarter.  These include company-owned hotels in New York City, Hawaii (which remain the two strongest U.S. lodging markets,) Phoenix, Boston, Atlanta and the steadily improving Chicago and San Francisco markets.  Strong results were also reported at the company’s owned hotels in San Diego and in the Washington, D.C. area.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $489 million, a 1 percent decline from $492 million in the 2004 period.  Total revenue from comparable owned hotels (excluding the impact of 16 property sales dating back to July 1, 2004) was up 13 percent.  RevPAR from comparable owned hotels increased a strong 13.3 percent.  Comparable owned hotel occupancy increased 3.2 points to 82.4 percent, while average daily rate (ADR) increased 8.9 percent to $171.02.  Approximately 70 percent of the quarterly RevPAR increase at the comparable owned hotels was attributable to the ADR gains.

Total owned hotel expenses were down 4 percent in the quarter to $350 million.  Expenses at the comparable owned hotels increased 9 percent, primarily due to an increase in occupied rooms, along with increases in energy and marketing costs and $3 million in real estate tax credits received in the 2004 period.  Cost-per-occupied-room increased 5.3 percent in the quarter.

Comparable owned hotel margins in the third quarter increased 220 basis points to 28.8 percent, owing to the aforementioned ADR gains and strong food-and-beverage revenues (up 12 percent from the 2004 period,) particularly in New York and Hawaii.

The company’s two owned hotels in New Orleans – the Hilton New Orleans Riverside and the Hilton New Orleans Airport – are excluded from the comparable numbers due to interruptions in operations caused by Hurricane Katrina.  The hotels sustained relatively minor damage and both are now occupied, primarily with relief workers as well as Hilton employees.

System-wide RevPAR; Management/Franchise Fees

Each of the company’s brands reported significant system-wide RevPAR increases, with particularly strong gains in ADR.  On a system-wide basis (including managed and franchised properties,) the company’s brands showed third quarter RevPAR gains as follows: Hilton, 13.1 percent; Doubletree, 11.0 percent; Embassy Suites, 9.8 percent; Hampton Inn, 9.4 percent; Hilton Garden Inn, 8.9 percent; Homewood Suites by Hilton, 5.6 percent.

For the third consecutive quarter, management and franchise fees set a new quarterly record.  Fees in the third quarter were $119 million, a 17 percent increase from the 2004 period.  Approximately half of the fee increase was attributable to RevPAR gains and half from the addition of new units.

Brand Development/Unit Growth

In the third quarter, the company added 55 properties and 7,232 rooms to its system, including: Hampton Inn, 25 hotels and 2,334 rooms; Hilton Garden Inn, 13 hotels and 1,975 rooms; Homewood Suites by Hilton, 7 hotels and 645 rooms; Doubletree, 5 hotels and 1,314 rooms, and Embassy Suites, 3 hotels and 737 rooms.  Nine hotels and 1,495 rooms were removed from the system during the quarter.

During the quarter, the Doubletree brand continued its strong growth with the opening of properties in Washington, D.C., Memphis, Pittsburgh and the greater Chicago and Los Angeles areas.  The Washington, Memphis and Pittsburgh hotels are conversions from other brands.  Also in the quarter, Conrad Hotels announced management contracts for a 320-room luxury property in Jakarta, Indonesia (scheduled to open in 2008) and a 250-room luxury resort on the Caribbean island of Bimini (also scheduled to open in 2008).  In addition, the first Hilton Garden Inn in Manhattan opened in the third quarter in Times Square.

At September 30, 2005, the Hilton system consisted of 2,357 properties and 370,111 rooms.  The company’s development pipeline had approximately 560 hotels and 75,000 rooms at September 30, 2005.

Hilton Grand Vacations

Hilton Grand Vacations Company (HGVC), the company’s vacation ownership business, reported a strong quarter with profitability up 21 percent owing to strong unit sales in Las Vegas, Orlando and Hawaii, an increase in average unit sales price and higher income from financing fees.  HGVC had third quarter revenue of $142 million, a 30 percent increase from $109 million in the 2004 quarter.  Expenses were $107 million in the third quarter, compared with $80 million in the 2004 period.  Third quarter unit sales were up 3 percent, with the average unit sales price also up 3 percent.

During the quarter, HGVC celebrated the topping-off of its new 38-story, 423-unit Phase II tower on the Las Vegas Strip.  Upon completion of the new tower (scheduled for summer 2006,) HGVC will have 706 units on the Strip in two towers, out of a planned total of 1,582 units in four towers.

Additionally in the quarter, HGVC affiliated with Intrawest Corporation whereby Hilton Grand Vacations Club and Club Intrawest will offer reciprocal vacation packages to their respective members.

Asset Dispositions

As scheduled, the company in the third quarter completed the sale of the Palmer House Hilton in Chicago for $230 million.  The new owner, an affiliate of Thor Equities, is expected to invest more than $100 million in capital improvements in the legendary property.

Hilton noted on October 24, 2005 the sale of the 385-room Hilton Boston Back Bay to Highland Hospitality Corp. for $110 million.  The Boston property is one of eight hotels that Hilton had previously announced were being marketed for sale.  The company continues to expect the majority of those hotel sales to close by year-end 2005.

Corporate Finance

At September 30, 2005, Hilton had total debt of $3.6 billion (net of $100 million of debt resulting from the consolidation of a managed hotel, which is non-recourse to Hilton.)  Approximately 13 percent of the company’s debt is floating rate debt.  Total cash and equivalents (including restricted cash) were approximately $958 million at September 30, 2005.

The company’s average basic and diluted share counts for the third quarter were 381 million and 415 million, respectively.

Hilton’s debt currently has an average life of 8.1 years, at an average cost of approximately 7.0 percent.

The company’s effective tax rate in the third quarter was 34 percent.  The tax provision benefited from certain state tax credits as well as credits associated with the company’s synthetic fuel investment.

Total hotel capital expenditures in the third quarter were $67 million, with an additional $58 million expended for timeshare development.

The company did not repurchase any of its stock in the third quarter because it was engaged in discussions with Hilton Group PLC regarding a potential acquisition of Hilton Group’s lodging business.

Nine-Month Results

For the nine-month period ended September 30, 2005, Hilton reported net income of $355 million, compared to $173 million in the 2004 period.  Operating income for the nine months was $612 million (compared with $490 million in the 2004 period) on revenue of $3.354 billion (versus $3.092 billion in the 2004 period.)  For the 2005 nine-month period, when compared to the same period last year, total company Adjusted EBITDA increased 15 percent to $867 million.

Updated 2005 Outlook

The company provided the following updated estimates for full-year 2005:

Total revenue:	$4.400 billion range
Total Adjusted EBITDA:	$1.130 billion range
Total operating income:	$790 million range
Comparable owned hotel RevPAR:	Increase of approximately 11%

(excludes New Orleans)

Approximately 75% of expected RevPAR gains to come from ADR increases

Comparable owned hotel margin growth:	Approximately 180 basis points
(excludes New Orleans)

Management and franchise fee growth:	Approximately 15%

Diluted earnings per share:	$1.05 range
Recurring diluted EPS	low $.80 range

The company’s revised guidance includes the impact of asset sales completed through October 2005, and excludes the impact of additional asset sales expected to close in the fourth quarter 2005.

The company estimates that the full year impact of Hurricane Katrina from its previously issued guidance is $.02 per share.  This impact is included in both the diluted and the recurring diluted earnings per share estimates noted above for full year 2005.

Total capital spending in 2005 is expected to be approximately $600 million, broken out as follows: approximately $125 million for routine improvements, $190 million for timeshare projects, $105 million in hotel renovation, ROI or special projects, and $180 million related to previously completed land acquisitions on Hawaii’s Big Island.

The company anticipates adding approximately 170 hotels and 24,000 rooms to its system in 2005.

Preliminary 2006 Outlook

While the company noted it was currently engaged in its 2006 budgeting process, based on its expectations of continuing strong demand trends, Hilton provided the following preliminary estimates for full-year 2006:

Comparable owned hotel RevPAR:	Increase of 8 – 10%
Diluted earnings per share:	$.97 - $1.03

Total capital spending in 2006 is expected to be in the $485 million range, with approximately $115 million for routine improvements, $195 million for timeshare projects and $175 million in hotel renovation, ROI or special projects.

The 2006 guidance includes the impact of asset sales completed through October 2005 and assumes seven additional asset sales expected to be completed by December 31, 2005 or shortly thereafter.  The guidance also includes the estimated impact of the required accounting change related to expensing of unvested stock options.  The 2006 guidance excludes the impact of share repurchases, additional asset sales and other potential transactions.

The company expects to add 175 - 200 hotels and 23,000 – 27,000 rooms to its system in 2006.

“We are very pleased with our results for the third quarter, which once again demonstrated the strength of our owned hotel, franchise/management and timeshare businesses,” said Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation.  “By providing first-rate products and service to our guests and offering the industry’s best collection of brands, we continue to experience strong demand from both the traveling public and hotel owners.

“Our two biggest markets, New York and Hawaii, are also the two strongest U.S. hotel markets, and we are in the best locations in those areas with large hotels that are running in the 90 percent occupancy range, and at strong room rates.  Other important markets also are performing well due to a business mix that is continuing to favor business transient and group customers.  Importantly, we also continue to operate our owned hotels at industry-leading margins.”

Bollenbach continued:  “While our financial results were outstanding, the quarter of course was challenged by the terrible events surrounding Hurricane Katrina in New Orleans and along the Gulf Coast.  Our big hotels fared comparatively well, but we are most proud of the courage, resourcefulness and spirit demonstrated by our team members as they helped ensure the comfort and safety of our customers and their fellow employees in a very difficult time.  The city of New Orleans is gradually coming back, our hotels are operating and we are optimistic about New Orleans’ recovery.

“Our hotel brands continue to be the favored brand names among hotel owners; we had another record quarter in our management/franchise business, our development pipeline has never been bigger, and we are maintaining our industry leadership position in U.S. hotel development.  Hampton Inn and Hilton Garden Inn still lead the way, but we are also encouraged by strong growth at our full-service Doubletree brand, where owners are converting to Doubletree from other brands.  In addition, we are looking forward to announcing a number of exciting product, service and marketing initiatives that are being developed and implemented to re-ignite the most famous brand in the business…Hilton.

“Timeshare had another great quarter, and we are anticipating future growth and success in our primary markets of Las Vegas, Orlando and Hawaii while we continue evaluating opportunities for a fourth market.”

Bollenbach concluded:  “Based on our strong results in the third quarter and our expectations for continued high levels of demand, we are looking forward to a strong finish to 2005 and are optimistic for our prospects as we head into 2006.”

#  #  #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2004	2005	% Change	2004	2005	% Change
Revenue
Owned hotels	$492	$489	(1)%	$1,520	$1,559	3%
Leased hotels	30	28	(7)	85	87	2
Management and franchise fees	102	119	17	288	338	17
Timeshare and other income	119	155	30	346	457	32
	743	791	6	2,239	2,441	9
Other revenue from managed and franchised properties	290	311	7	853	913	7
	1,033	1,102	7	3,092	3,354	8
Expenses
Owned hotels	365	350	(4)	1,116	1,117	—
Leased hotels	26	24	(8)	76	77	1
Depreciation and amortization	81	70	(14)	247	228	(8)
Impairment loss and related costs	—	—	—	—	7	—
Other operating expenses	101	128	27	291	366	26
Corporate expense	19	25	32	63	75	19
	592	597	1	1,793	1,870	4
Other expenses from managed and franchised properties	290	311	7	849	907	7
	882	908	3	2,642	2,777	5

Operating income from unconsolidated affiliates	20	9	(55)	40	35	(13)

Operating income	171	203	19	490	612	25

Interest and dividend income	2	6	—	19	14	(26)
Interest expense	(67)	(66)	(1)	(209)	(196)	(6)
Net interest from unconsolidated affiliates and non-controlled interests	(6)	(6)	—	(20)	(19)	(5)
Net (loss) gain on asset dispositions and other	(1)	4	—	(2)	76	—
Loss from non-operating affiliates	(3)	(4)	33	(3)	(13)	—
Income before taxes and minority and non-controlled interests	96	137	43	275	474	72
Provision for income taxes	(35)	(47)	34	(96)	(108)	13
Minority and non-controlled interests, net	—	(1)	—	(6)	(11)	83
Net income	$61	$89	46%	$173	$355	105%

Net income per share (1)
Basic	$.16	$.23	44%	$.45	$.93	107%
Diluted	$.15	$.22	47%	$.44	$.87	98%

Average shares - basic	385	381	(1)%	383	383	—%
Average shares - diluted (2)	419	415	(1)%	417	417	—%

(1)          EPS for the nine-month period differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

(2)          Average diluted shares for the prior periods reflect the required retroactive application of EITF 04-8 “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”.

HILTON HOTELS CORPORATION

U.S. Owned Statistics (1)

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2004	2005	Change		2004	2005	Change
Hilton
Occupancy	80.0%	83.3%	3.3	pts	76.1%	78.1%	2.0	pts
Average Rate	$160.28	$175.10	9.2%		$160.68	$173.96	8.3%
RevPAR	$128.24	$145.90	13.8%		$122.27	$135.83	11.1%

All Other
Occupancy	71.7%	74.3%	2.6	pts	71.8%	74.4%	2.6	pts
Average Rate	$126.01	$131.06	4.0%		$121.50	$126.39	4.0%
RevPAR	$90.31	$97.39	7.8%		$87.23	$94.01	7.8%

Total
Occupancy	79.2%	82.4%	3.2	pts	75.7%	77.7%	2.0	pts
Average Rate	$157.09	$171.02	8.9%		$156.85	$169.28	7.9%
RevPAR	$124.34	$140.91	13.3%		$118.66	$131.53	10.8%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of September 30, 2005 and owned by us since January 1, 2004.  Comparable hotels exclude the Company’s owned hotels in New Orleans.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2004	2005	Change		2004	2005	Change
Hilton
Occupancy	72.5%	75.4%	2.9	pts	70.5%	73.0%	2.5	pts
Average Rate	$126.62	$137.54	8.6%		$128.36	$138.26	7.7%
RevPAR	$91.75	$103.74	13.1%		$90.46	$100.86	11.5%

Hilton Garden Inn
Occupancy	73.0%	75.2%	2.2	pts	70.3%	72.8%	2.5	pts
Average Rate	$100.10	$105.77	5.7%		$98.81	$104.79	6.1%
RevPAR	$73.05	$79.52	8.9%		$69.48	$76.25	9.7%

Doubletree
Occupancy	71.5%	74.1%	2.6	pts	69.8%	72.0%	2.2	pts
Average Rate	$101.52	$108.68	7.1%		$101.50	$108.48	6.9%
RevPAR	$72.58	$80.54	11.0%		$70.83	$78.07	10.2%

Embassy Suites
Occupancy	73.7%	76.6%	2.9	pts	72.1%	74.8%	2.7	pts
Average Rate	$124.22	$131.19	5.6%		$123.27	$129.86	5.3%
RevPAR	$91.61	$100.55	9.8%		$88.88	$97.07	9.2%

Homewood Suites by Hilton
Occupancy	77.2%	78.7%	1.5	pts	74.8%	77.0%	2.2	pts
Average Rate	$96.54	$99.95	3.5%		$96.49	$100.38	4.0%
RevPAR	$74.55	$78.70	5.6%		$72.17	$77.32	7.1%

Hampton
Occupancy	74.1%	76.2%	2.1	pts	69.7%	73.1%	3.4	pts
Average Rate	$83.49	$88.81	6.4%		$81.78	$87.01	6.4%
RevPAR	$61.88	$67.67	9.4%		$57.03	$63.60	11.5%

Other
Occupancy	76.9%	75.7%	(1.2	)pts	72.6%	72.2%	(0.4	)pts
Average Rate	$132.35	$147.01	11.1%		$129.00	$146.72	13.7%
RevPAR	$101.73	$111.34	9.4%		$93.63	$105.92	13.1%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of September 30, 2005 and owned, operated or franchised by us since January 1, 2004. Comparable hotels exclude the Company’s owned hotels in New Orleans.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	September				Change to
	2004		2005		September 2004		December 2004
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	36	27,492	27	23,241	(9)	(4,251)	(9)	(4,251)
Leased	1	499	1	499	—	—	—	—
Joint Venture	10	4,177	11	4,625	1	448	1	448
Managed	24	13,904	27	15,370	3	1,466	3	1,548
Franchised	161	43,574	170	46,800	9	3,226	11	3,534
	232	89,646	236	90,535	4	889	6	1,279
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	2	280	1	128	(1)	(152)	—	—
Managed	6	796	7	895	1	99	1	99
Franchised	204	27,761	236	32,429	32	4,668	25	3,674
	213	28,999	245	33,614	32	4,615	26	3,773
Doubletree
Owned	6	2,374	3	1,349	(3)	(1,025)	(1)	(353)
Leased	6	2,144	5	1,746	(1)	(398)	(1)	(398)
Joint Venture	24	7,208	14	4,306	(10)	(2,902)	(10)	(2,902)
Managed	39	10,179	31	8,240	(8)	(1,939)	(7)	(1,834)
Franchised	79	18,694	102	24,936	23	6,242	20	5,142
	154	40,599	155	40,577	1	(22)	1	(345)
Embassy Suites
Owned	4	881	3	663	(1)	(218)	(1)	(218)
Joint Venture	27	7,279	25	6,586	(2)	(693)	(2)	(693)
Managed	54	14,136	56	14,767	2	631	2	633
Franchised	90	20,422	97	22,118	7	1,696	7	1,697
	175	42,718	181	44,134	6	1,416	6	1,419
Homewood Suites by Hilton
Owned	3	398	1	140	(2)	(258)	(2)	(258)
Managed	36	4,304	41	4,706	5	402	5	402
Franchised	99	10,831	120	13,108	21	2,277	16	1,756
	138	15,533	162	17,954	24	2,421	19	1,900
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	35	4,461	34	4,453	(1)	(8)	(1)	(9)
Franchised	1,248	125,252	1,290	128,640	42	3,388	36	2,837
	1,284	129,846	1,325	133,226	41	3,380	35	2,828
Other
Owned	1	300	—	—	(1)	(300)	(1)	(300)
Joint Venture	3	1,394	3	1,395	—	1	—	1
Managed	13	3,749	17	4,750	4	1,001	4	962
	17	5,443	20	6,145	3	702	3	663

Timeshare	31	3,740	33	3,926	2	186	2	186

Total
Owned	52	31,740	36	25,688	(16)	(6,052)	(14)	(5,380)
Leased	7	2,643	6	2,245	(1)	(398)	(1)	(398)
Joint Venture	66	20,338	54	17,040	(12)	(3,298)	(11)	(3,146)
Managed	207	51,529	213	53,181	6	1,652	7	1,801
Franchised	1,881	246,534	2,015	268,031	134	21,497	115	18,640
Timeshare	31	3,740	33	3,926	2	186	2	186
TOTAL PROPERTIES	2,244	356,524	2,357	370,111	113	13,587	98	11,703

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2004	2005	% Change	2004	2005	% Change

Adjusted EBITDA	$257	$279	9%	$754	$867	15%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(7)	(8)	14	(20)	(22)	10
Non-recurring items	—	—	—	—	(7)	—
Operating interest and dividend income	—	(1)	—	(3)	(6)	100
Operating income of non-controlled interests	2	3	50	6	8	33
Net (loss) gain on asset dispositions and other	(1)	4	—	(2)	76	—
Loss from non-operating affiliates	(3)	(4)	33	(3)	(13)	—
Minority and non-controlled interests, net	—	(1)	—	(6)	(11)	83
EBITDA	248	272	10	726	892	23
Depreciation and amortization	(81)	(70)	(14)	(247)	(228)	(8)
Interest expense, net	(71)	(66)	(7)	(210)	(201)	(4)
Provision for income taxes	(35)	(47)	34	(96)	(108)	13
Net income	$61	$89	46%	$173	$355	105%

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2005 Outlook

($ in millions, except per share amounts)

Estimated
Full Year 2005

Adjusted EBITDA	$1,130
Proportionate share of depreciation and amortization of unconsolidated affiliates	(30)
Non-recurring items	(7)
Operating interest and dividend income	(7)
Operating income of non-controlled interests	10
Net gain on asset dispositions and other	76
Loss from non-operating affiliates	(17)
Minority and non-controlled interests, net	(12)
EBITDA	1,143
Depreciation and amortization	(305)
Interest expense, net	(261)
Provision for income taxes	(149)
Net income	$428

Diluted EPS	$1.05

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Owned Hotel Revenue and Expenses

Adjusted for Asset Sales and New Orleans

($ in millions)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2004	2005	% Change	2004	2005	% Change

Revenue - owned hotels	$492	$489	(1)%	$1,520	$1,559	3%
Less sold hotels and New Orleans	(86)	(31)		(299)	(223)
Revenue - comparable owned hotels	$406	$458	13%	$1,221	$1,336	9%

Expenses - owned hotels	$365	$350	(4)%	$1,116	$1,117	—%
Less sold hotels and New Orleans	(67)	(24)		(216)	(153)
Expenses - comparable owned hotels	$298	$326	9%	$900	$964	7%

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non- recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

We exclude from Adjusted EBITDA the operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent these amounts belong to other ownership interests.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.  Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.